Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES March 12, 2015 Ref: 4 - 2015

Rare Element Resources Reports Year-End 2014 Financial Results

Draft Environmental Impact Statement Now Anticipated in the Second Half of 2015 with Project Commissioning Still Expected as Early as Mid-2017

March 12, 2015 – Lakewood, Colorado – Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project located in northeast Wyoming, reported today a net loss for the year ended December 31, 2014 of $14.0 million, or $0.29 per share, compared with a net loss of $22.2 million, or $0.48 per share, in the same period of 2013.  The net loss for the quarter ended December 31, 2014 was $2.9 million, or $0.06 per share, compared with $5.7 million, or $0.12 per share, for the same period in 2013. At December 31, 2014, the Company had cash and cash equivalents of $10.1 million, compared with $12.9 million at September 30, 2014 and $23.9 million at December 31, 2013. The Company has filed its Form 10K for the twelve-month period ended December 31, 2014 on www.sec.gov and www.sedar.com.

During the first quarter of 2015, the U.S. Forest Service (USFS), the lead agency on the environmental impact statement (EIS) for the Project, completed the alternatives selection process and began the impact analysis.  Using certain of the identified alternatives to modify its plan of operation, the Company now expects to make its application for some of the other required state and federal permits and licenses in the next quarter.  It also anticipates that the final record of decision (ROD), the decision document from the USFS, will be available in the first half of 2016, which would allow commissioning of the Project as early as mid-2017, subject to timely receipt of the necessary permits and licenses and financing.

“We made great progress in advancing our Bear Lodge Project in 2014 and are undertaking a number of programs in 2015 with the goal of maintaining our momentum,” stated Randall J. Scott, President and Chief Executive Officer. “We will look to expand on the positive results we have had to date on elemental separation test work and will continue the additional technical work necessary for a feasibility study.  We intend to do this while we continue to support efforts by the U.S. Forest Service to complete the EIS with the expectation that the draft will be available early in the second half of this year.  Now that the alternatives identification process has been completed, we intend to apply for other necessary permits over the next few months. With its ideal location, large long-lived resource, heavy concentration of the more valuable, critical rare earth elements and solid project economics, we believe the Bear Lodge Project is in an excellent position to help rebuild America’s rare earth supply chain, greatly reducing the Nation’s dependence on foreign sources.”

Quarter-End December 31, 2014 Unaudited Financial Results (Please note that financial results published by the Company are all stated in U.S. Dollars)

The Company does not have production-related revenue at this time. The net loss for the quarter ended December 31, 2014, totaled $2.9 million, or $0.06 per share, compared to a net loss of $5.7 million, or $0.12 per share, for the same period in 2013.  The $2.8 million decrease in consolidated net loss was primarily the result of:

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A $2.4 million decrease in exploration and evaluation expense, primarily due to a reduction in drilling and metallurgical test work, as the Company continues to move the Bear Lodge Project toward development;

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A $0.3 million decrease in corporate administrative costs, predominately related to stock-based compensation; and

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A $0.1 million positive variance in the loss on currency translation.

Year-End December 31, 2014 Financial Results

The net loss for the year ended December 31, 2014 totaled $14.0 million, or $0.29 per share, compared with a net loss of $22.2 million, or $0.48 per share, in the same period of 2013.  The $8.2 million decrease in the consolidated net loss was primarily the result of:

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A $5.5 million decrease in exploration and evaluation expense;

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A $1.7 million decrease in corporate administrative costs, approximately half of which was related to stock-based compensation; and

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A $1.0 million positive variance in the loss on currency translation.

Year-End Cash Balance

At December 31, 2014, the Company has cash and cash equivalents of $10.1 million, compared with $12.9 million at September 30, 2014 and $23.9 million at December 31, 2013. Cash and cash equivalents used during the year were $13.8 million, compared with $23.6 million in 2013.

Activities funded during 2014 included: engineering and trade-off studies necessary to complete a preliminary feasibility study and technical report, filed in October, on the Bear Lodge Project; test work on both the Company’s proprietary recovery process and initial work on elemental separation, which included the filing of additional patents; completion of an exploration trenching program that gathered valuable structural and geologic data as well as a near-surface, high-grade 1,000-ton bulk sample; baseline environmental data collection and other efforts to support the EIS underway and advance the permit application process for the Project; and general and corporate activities.  Activities to be funded in 2015 include: supporting advancement of the Project’s EIS, making the appropriate federal and state license and permit applications, continuing the evaluation of elemental separation and other evaluation, development and construction efforts as deemed necessary and as supported by the Company’s financial position.

Updated EIS Timeline

The USFS completed the alternatives selection process of the EIS in February and began the impact analysis. This process is likely to be approximately six months behind the original schedule supplied to the public by the USFS as part of scoping meetings conducted in April 2014.  While the Company is awaiting an updated timeline from the USFS, it now anticipates that the draft EIS will not be available until the second half of 2015.  As a result, the Company expects the final ROD to be delivered in the first half of 2016, which, pending receipt of all other permits and securing of financing, would allow the Company to begin commissioning the Bear Lodge Project as early as mid-2017.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project continue to advance.  The Company is a member of the U.S. Department of Energy’s Critical Materials Institute, a combined government and private sector organization committed to eliminating supply chain issues for rare earths and other critical elements.  Please see CMI’s website at https://cmi.ameslab.gov/ for additional details on its mission and members.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward Looking Statements

This news release contains forward-looking statements and forward-looking information within the respective meanings of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" (including negative or grammatical variations thereof) or by discussions of strategy or intentions. Such forward-looking statements include statements regarding the expected timing and completion of permitting, technology test work and results, ability to attract offtake partners and the ability to finance planned activities.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, the progression plans for the Bear Lodge Project, the progress and results of the feasibility study, fluctuations in demand for, and price of, rare earth products; success of process technology under testing or development; results from geological evaluations and programs; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; changes in U.S. and Canadian securities markets; and our ability to raise additional financing necessary to conduct our business. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors set out in our filings made from time-to-time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including without limitation, the Company’s most recent reports on Form 10-K and Form 10-Q. We do not undertake to update any statements or estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this news release represent management's estimate as of any date other than the date of this news release.

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